UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2008

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 3, 2008, VeriSign, Inc. (the “Company”) entered into a Consulting Agreement (the “Agreement”) with Roger Moore, a member of the Company’s Board of Directors since 2002. Pursuant to the terms of the Agreement, Mr. Moore will be eligible to receive: (i) a monthly retainer in the amount of $30,000 plus approved expenses to manage the daily operations of the Company’s Communications Business Bundle (as defined in Exhibit A to the Agreement), (ii) a success bonus of $300,000 if the Communications Business Bundle is sold as a whole on or before December 31, 2008; and (iii) a success bonus of up to $600,000 to be apportioned on a pro rata basis if the Communications Business Bundle is sold as a whole for a price within the low and high end of a specified valuation of the Communications Business Bundle. Pursuant to the Company’s previously announced divestiture plan, the Communications Business Bundle is scheduled to be divested by the Company.

Mr. Moore has been engaged in the management of the Communications Business Bundle since December 17, 2007 and will be eligible for retroactive payment of the retainer and approved expenses mentioned under item (i) above for services rendered subsequent to that date.

Mr. Moore is eligible for the bonus payments regardless of whether he accepts employment with the Communications Business Bundle following its sale. Should Mr. Moore or the Company terminate the Agreement before the Communications Business Bundle is sold, Mr. Moore will not be paid either success bonus. The Company may terminate the Agreement at any time for cause (as defined in the Agreement), and either party may terminate the Agreement without cause upon providing thirty days’ notice.

If only a portion of the Communications Business Bundle is sold, the parties have agreed to negotiate, in good faith, a fair and reasonable success fee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: October 6, 2008	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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